Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

Building Supply Segment Sales Comprised a Record High 53.1% of Total Sales for the Three Months Ended March 31, 2011

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

•                  For the quarter ended March 31, 2011, Building Supply segment sales increased sequentially by 5.5% to $4.7 million from $4.5 million as of December 31, 2010 but were essentially flat compared to $4.7 million as of March 31, 2010. Synthetic roof underlayment generated record sales in the month of March 2011 after being impacted by unusually cold, snowy weather in January and February.

•                  Inventory decreased by $1.0 million, or 6.1%, to $16.3 million as of March 31, 2011 from $17.3 million as of December 31, 2010; both Disposable Protective Apparel segment and Infection Control segment inventories were down, and inventory for the Building Supply segment had a slight increase.

•                  The Company entered into two asset purchase agreements, with the same principal purchaser, to sell its line of pet beds and its line of medical bed pads. The Company sold its inventory at cost, plus additional compensation for non-inventory assets and goodwill.

Nogales, Arizona — May 5, 2011 -  Alpha Pro Tech, Ltd. (NYSE Amex: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the first quarter ended March 31, 2011.

Consolidated sales for the first quarter of 2011 decreased 23.1% to $8.9 million from $11.6 million in the comparable quarter of 2010. Sales for the Disposable Protective Apparel segment for the three months ended March 31, 2011 decreased by 42.8% to $2.9 million, compared to $5.1 million for the same period of 2010. Building Supply segment sales for the three months ended March 31, 2011 increased by 0.5% to $4.7 million, compared to $4.7 million for the same period of 2010, and were up 5.5% sequentially from $4.5 million in the fourth quarter ended December 31, 2010. The sales mix of the Building Supply segment for the three months ended March 31, 2011 was 66% for synthetic roof underlayment and 34% for housewrap. This compared to 70% for synthetic roof underlayment and 30% for housewrap for the first quarter of 2010. Infection Control segment sales for the three months ended March 31, 2011 decreased by 29.2% to $1.3 million, compared to $1.8 million for the same period of 2010. Mask sales were down by 34.5% to $838,000, and shield sales were down by 13.5% to $351,000.

Al Millar, President of Alpha Pro Tech, commented, “The decrease in sales consisted of decreased sales in the Disposable Protective Apparel segment and in the Infection Control segment, partially offset by a slight increase in sales for the Building Supply segment. The Company continues to broaden and diversify the distribution network for its Disposable Protective Apparel segment as it shifts its Critical Cover® product line from its previous exclusive distributor relationship to a network of distributors. The first quarter decrease was partially offset by a strong increase in sales to a major international supply chain partner with whom we have achieved preferred vendor status and from whom the Company received two awards in 2010 for sales and performance. The overall mask sales decrease for the first quarter of 2011 was primarily due to a decline in industrial mask sales as a result of our previous largest industrial distributor launching its own line of masks.”

Mr. Millar continued, “Building Supply segment sales comprised a record high 53.1% of total sales for the three months ended March 31, 2011, compared to 40.6% for the same period of 2010. Sales of REX™ Wrap housewrap increased 13.4%, partially offset by a 6.4% decrease in sales of REX™ SynFelt synthetic roof underlayment due to the negative impact of unusually cold and snowy weather in January and February. However, sales picked up significantly in March, which turned out to be a record sales month for the product. We remain optimistic about the future of the Building Supply segment, as our distribution channel strategy continues to strengthen.”

Mr. Millar concluded, “We entered into two asset purchase agreements, with the same principal purchaser, to sell our line of pet beds and line of medical bed pads. As consideration the Company received $235,000, which was comprised of $181,000 of inventory sold at cost, plus an additional $54,000 in compensation for non inventory assets and goodwill.  The net gain on the sale of these assets was $41,000.  Both of the transactions were executed in the three months ended March 31, 2011.  Sales of these two lines, which amounted to approximately $150,000 per quarter on average last year and were not profitable, have previously been reported in the Infection Control segment, so going forward the segment will reflect only mask and shield sales.”

Gross profit for the three months ended March 31, 2011 decreased 34.4% to $3.3 million, or 36.6% gross profit margin, from a gross profit of $5.0 million, or 42.9% gross profit margin, for the same period in 2010.

Gross profit margin for the first quarter of 2011 was affected by a reduction in gross margin in the Building Supply segment and a continuing change in product mix in which Building Supply segment sales, which have lower margins, increased as a percentage of total sales. Gross profit margin in the Disposable Protective Apparel segment, although similar to the average of last three quarters of 2010, was down in the first quarter of 2011 as compared to the same quarter of 2010. Management expects gross margin to increase by approximately a percentage point in the coming quarters.

Selling, general and administrative expenses decreased by 10.6% to $3.4 million for the first quarter 2011 from $3.8 million for the same quarter last year, primarily due to a decrease in employee compensation, executive bonuses, professional fees, public company expenses, marketing expenses, travel expenses and factory indirect expenses, partially offset by increased rent and utilities and increased miscellaneous expenses. As a percentage of net sales, selling, general and administrative expenses increased to 37.8% for the three months ended March 31, 2011 from 32.5% for the same period in 2010.

Net loss for the three months ended March 31, 2011 was $112,000, compared to net income of $687,000 for the three months ended March 31, 2010, a decrease of 116.3%. Net loss as a percentage of sales for the three months ended March 31, 2011 was 1.3%, and net income as a percentage of sales for the same period of 2010 was 5.9%. Basic and diluted loss per share for the three months ended March 31, 2011 was $0.00, and basic and diluted income per share for the same period of 2010 was $0.03.

The Consolidated Balance Sheet remained strong with a current ratio of 41:1 as of March 31, 2011, compared to 39:1 as of December 31, 2010. The Company completed the quarter with cash and cash equivalents of $2.8 million, down from $5.3 million as of December 31, 2010, and working capital of $29.9 million, up from working capital of $29.8 million at December 31, 2010. The decrease in cash and cash equivalents was primarily due to cash used in operating activities of $2.7 million, partially offset by cash provided by investing activities of $189,000 and cash provided by financing activities of $16,000.

Lloyd Hoffman, Chief Financial Officer, commented, “The decrease in cash and cash equivalents for the three months ended March 31, 2011 was primarily due to an increase in our accounts receivable of $2.2 million as a result of a Building Supply segment sales incentive program in which extended payment terms were granted.  We expect cash to improve in the coming periods. In addition, the number of days of sales outstanding as of March 31, 2011 was 60 days, compared to 33 days as of December 31, 2010. Days of sales outstanding are expected to return to normal levels in the second quarter of 2011.”

Mr. Hoffman concluded, “Inventory decreased by $1.0 million, or 6.1%, to $16.3 million as of March 31, 2011 from $17.3 million as of December 31, 2010. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $925,000 to $5.8 million as of March 31, 2011. Inventory for the Infection Control segment decreased by $343,000, or 7.4%, to $4.3 million, primarily due to the sale of the lines of medical bed pads and pet beds. In addition, inventory for the Building Supply segment increased by $215,000, or 3.6%, to $6.1 million as of March 31, 2011.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the funds available under its credit facility will be sufficient to satisfy projected working capital and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects”, “anticipates”, “estimates”, “believes”, “predicts”, “intends”, “plans”, “potential”, “may”, “continue”, “should”, “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-tables follow-

Consolidated Balance Sheets (Unaudited)

	March 31, 2011	December 31, 2010 (1)

Assets
Current assets:
Cash and cash equivalents	$2,817,000	$5,316,000
Accounts receivable, net of allowance for doubtful accounts of $77,000 at March 31, 2011 and $77,000 at December 31, 2010	5,992,000	3,816,000
Inventories	16,265,000	17,318,000
Prepaid expenses and other current assets	5,106,000	3,719,000
Deferred income taxes	443,000	443,000
Total current assets	30,623,000	30,612,000

Property and equipment, net	3,967,000	4,162,000
Goodwill	55,000	55,000
Intangible assets, net	149,000	164,000
Equity investments in and advances to unconsolidated affiliates	2,068,000	1,941,000
Total assets	$36,862,000	$36,934,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$399,000	$487,000
Accrued liabilities	333,000	296,000
Total current liabilities	732,000	783,000

Deferred income taxes	639,000	639,000
Total liabilities	1,371,000	1,422,000

Shareholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 22,437,618 and 22,424,285 issued and outstanding at March 31, 2011 and December 31, 2010, respectively	224,000	224,000
Additional paid-in capital	23,595,000	23,504,000
Retained earnings	11,672,000	11,784,000
Total shareholders’ equity	35,491,000	35,512,000
Total liabilities and shareholders’ equity	$36,862,000	$36,934,000

(1)                                  The consolidated balance sheet as of December 31, 2010 has been prepared using information from the audited financial statements at that date.

Consolidated Statement of Operations (Unaudited)

	For the Three Months Ended March 31,
	2011	2010
Net sales	$8,945,000	$11,629,000

Cost of goods sold	5,672,000	6,641,000

Gross profit	3,273,000	4,988,000

Expenses:
Selling, general and administrative	3,382,000	3,784,000
Depreciation and amortization	243,000	207,000

Income (loss) from operations	(352,000)	997,000

Other income:
Equity in income of unconsolidated affiliates	127,000	73,000
Net gain on sales of assets	41,000	—
Interest, net	6,000	10,000

Income (loss) before provision for income taxes	(178,000)	1,080,000

Provision (benefit) for income taxes	(66,000)	393,000

Net income (loss)	$(112,000)	$687,000

Basic net income (loss) per share	$(0.00)	$0.03

Diluted net income (loss) per share	$(0.00)	$0.03

Basic weighted average shares outstanding	22,434,655	22,423,229

Diluted weighted average shares outstanding	22,434,655	23,114,613

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